Exhibit 99.1
OUTFRONT MEDIA ANNOUNCES QUARTERLY DIVIDEND
New York, October 25, 2017 – OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has approved a quarterly cash dividend on the Company's stock of $0.36 per share payable on December 29, 2017 to shareholders of record at the close of business on December 8, 2017.

About OUTFRONT Media Inc.
OUTFRONT Media connects brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT Media is implementing digital technology that will fundamentally change the ways advertisers engage people on-the-go.

Contacts:
Investors:
Gregory Lundberg
(212) 297-6441
greg.lundberg@OUTFRONTmedia.com

Media:
Carly Zipp
(212) 297-6479
carly.zipp@OUTFRONTmedia.com